                                                                       EXHIBIT 2
FOREIGN OWNERSHIP

         The Certificate of Incorporation contains provisions that limit foreign ownership of the stock of the Company. These provisions are to protect the ability of the Company to continue to own its mobile offshore drilling units as U.S. flag vessels and to comply with covenants of the Company to maintain U.S. citizenship (as defined) that are contained in certain financing agreements.

         In order to continue to enjoy the benefits of U.S. flag registry for its vessels, the Company must maintain "United States citizenship" as defined in the Shipping Act, 1916, as amended (the "Shipping Act"). A corporation is not considered a U.S. citizen for these purposes unless, among other things, the controlling interest therein (a majority in the case of non-coastwise trade) is owned by U.S. citizens. Under regulations adopted by the U.S. Maritime Administration to implement the citizenship requirements, the "controlling interest" test is applied to each class of stock of the Company. The Common Stock and the Company's preferred stock (combining all series of preferred stock) are considered to be separate classes of stock for this purpose.

         Under the provisions of the Certificate of Incorporation, (i) any transfer, or attempted or purported transfer, of any shares of stock of the Company that would result in the ownership or control by one or more persons who is not a U.S. citizen for purposes of the Shipping Act of an aggregate percentage of the shares of any class of stock in excess of a fixed percentage (the "Permitted Percentage") that is equal to 90 percent of the percentage that would prevent the Company from being a U.S. citizen (currently 50 percent) for purposes of the Shipping Act, will, for so long as such excess shall exist, be void and ineffective as against the Company, and (ii) if at any time ownership of shares of stock of the Company (either of record or beneficial) by persons other than U.S. citizens exceeds the Permitted Percentage, the Company may withhold payment of dividends on such shares determined to be in excess of the Permitted Percentage and may suspend voting rights attributable to such shares. The shares subject to any such withholding of dividends or suspension of voting rights would be those foreign-owned shares that the Board of Directors of the Company determines became so owned most recently. The Permitted Percentage is currently 45 percent.

CERTAIN CORPORATE GOVERNANCE PROVISIONS

         Stockholder Consent Action Prohibited. The Certificate of Incorporation and Bylaws of the Company require that, subject to the possible rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, stockholder action be taken only at an annual meeting or at a special meeting of stockholders called by the Chairman of the Board or the President of the Company or by a majority of the entire Board of Directors of the Company, and prohibit stockholder action by written consent in lieu of a meeting. Stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors of the Company call such a special meeting.

         Classified Board and Other Provisions. The Certificate of Incorporation and Bylaws of the Company provide that, subject to the possible rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the Board of Directors of the Company will be composed of not less than three directors, with the exact number of directors fixed from time to time by resolution adopted by vote of a majority of the entire Board of Directors, and is divided into three classes of directors, each class to be as nearly equal in number as possible. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a full three-year term.

         The Certificate of Incorporation and Bylaws of the Company provide that a director may be removed only for cause as defined in the Certificate of Incorporation, and only by the affirmative vote of the holders of a majority of the combined voting power of the Voting Stock.

         The Certificate of Incorporation provides that, subject to the possible rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, a vacancy on the Board resulting from any increase in the number of directors may be filled by the Board or in the manner provided in the Bylaws of the Company, that any other vacancy shall be filled only by an affirmative vote of a majority of directors remaining in office, even though less than a quorum, and that the newly-elected director shall serve for the unexpired term of his predecessor in office. The Bylaws provide that if any vacancy resulting from an increase in the number of directors is not filled by the remaining directors it will be filled by the stockholders of the Company at the next annual meeting or at a special meeting of stockholders called for that purpose.

         An anti-takeover effect is accomplished by these provisions in that they tend to preclude a third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees unless such third party controls at least 80 percent of the combined voting power of the Voting Stock (the ownership level required to amend the Certificate Incorporation and Bylaws in this respect). Under these provisions, together with the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board.

         Fair Price Provision. The affirmative vote of the holders of at least 80 percent of the combined voting power of the Voting Stock is required to approve certain Business Combinations (as such term is defined in the Certificate of Incorporation). The transactions included in the definition of Business Combination are those between the Company and an Interested Stockholder (as defined below) or, in certain instances, proposed by an Interested Stockholder and include: (a) a merger or consolidation of the Company, or any subsidiary having assets of $1,000,000 or more, with any Interested Stockholder or with any other corporation or entity that is, or after such merger or consolidation would be, an affiliate or associate of an Interested Stockholder; (b) the sale or other disposition by the Company, or a subsidiary, of assets of $1,000,000 or more if an Interested Stockholder (or an affiliate or associate thereof) is a party to the transaction; (c) the issuance or transfer of any securities of the Company, or a subsidiary, to an Interested Stockholder (or an affiliate or associate thereof) in exchange for cash, securities or other property (or a combination thereof) of $1,000,000 or more;
(d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder (or an affiliate or associate thereof); (e) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares (or securities convertible into shares) of any class or series of stock of the Company or a subsidiary owned by an Interested Stockholder (or an affiliate or associate thereof); (f) any series or combination of transactions directly or indirectly having the same effect as any of the foregoing; or (g) any contract, agreement or other arrangement providing directly or indirectly for any of the foregoing. An "Interested Stockholder" is defined in the Certificate of Incorporation to include a beneficial owner of five percent or more of the combined voting power of the Voting Stock, other than the Company, and any affiliate of the Company who, at any time during the preceding two years, was the beneficial owner of five percent or more of the combined voting power of the Voting Stock and includes any person who is an assignee of or has succeeded to any shares of Voting Stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by an Interested Stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock in question.

         The provisions of the Certificate of Incorporation of the Company described in the preceding paragraph may have the effect of delaying, deterring or preventing a change in control of the Company. The special vote requirement of such provisions may be waived if the Business Combination is duly approved by a majority of the Disinterested Directors (as such term is defined in the Certificate of Incorporation) or if certain minimum price criteria and procedural requirements are met. There is no requirement that a Business Combination duly approved by the Disinterested Directors meet any minimum price criteria or procedural requirements.

         Alteration or Amendment. The approval of the holders of 80 percent or more of the combined voting power of the Voting Stock is required for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with, the foregoing corporate governance provisions as stated in the Certificate of Incorporation. In addition, the affirmative vote of a majority of the entire Board may authorize the alteration, amendment or repeal of the Bylaws of the Company.

         Elimination of Certain Director Liability; Indemnification. The Certificate of Incorporation contains an article, which was approved by stockholders at the 1987 annual meeting of stockholders, that eliminates the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by the DGCL. This article eliminates the liability of each director to the Company or its stockholders for all claims for negligence or gross negligence in the performance of his duties other than the duty of loyalty. Directors remain liable to the Company and its stockholders for breaches of their duty of loyalty, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and for transactions from which a director derives improper personal benefit. The article does not limit the liability of directors under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

         The Certificate of Incorporation and the Bylaws of the Company contain provisions providing for the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the DGCL, including in circumstances in which indemnification is otherwise discretionary.

         The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         The Delaware Business Combination Act.  The Company is covered by
Section 203 of the DGCL which provides that a corporation shall not engage in any business combination with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of such transaction, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time (excluding, from the calculation of outstanding shares, shares beneficially owned by management, directors and certain employee stock plans), or (3) on or after such date, the business combination is (i) approved by the board of directors and (ii) authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock other than the interested stockholder.